UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Life Time Fitness, Inc.

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Life Time Fitness, Inc.

PROXY

STATEMENT

Annual Meeting of Shareholders

April 24, 2014

11:00 a.m. (Central Time)

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

March 10, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 11:00 a.m., central time, on Thursday, April 24, 2014.

The notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your shares, as instructed in your proxy card or the Notice of Internet Availability of Proxy Materials, as promptly as possible. If you received a Notice of Internet Availability of Proxy Materials, you may vote your shares over the Internet or request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Bahram Akradi

Chairman of the Board of Directors, President and

Chief Executive Officer

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders

To Be Held on April 24, 2014

The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 11:00 a.m., central time, on Thursday, April 24, 2014 for the following purposes:

1.	To elect a board of directors of eight directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement; and

4.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed February 27, 2014 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, please vote by Internet in accordance with the voting instructions set forth on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials, you may also request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. You may revoke your proxy at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

BAHRAM AKRADI

Chairman of the Board of Directors, President and

Chief Executive Officer

Chanhassen, Minnesota

March 10, 2014

VOTING METHODS

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY INTERNET

a.      Go to the Web site at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. (ET) on April 23, 2014.

b.      Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, available to verify your identity and create an electronic ballot.

c.      Follow the simple instructions provided.

2. BY TELEPHONE

a.      Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b.      On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. (ET) on April 23, 2014.

c.      Please have your proxy card available to verify your identity.

d.      Follow the simple instructions provided.

3. BY MAIL

a.      Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b.      Mark, sign and date your proxy card.

c.      Return it in the postage-paid envelope that will be provided.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held April 24, 2014.

The following materials are available for review on the Internet:

•	Proxy Statement for the 2014 Annual Meeting of Shareholders

•	Annual Report for the year ended December 31, 2013

To view the Proxy Statement and Annual Report, visit http://materials.proxyvote.com/53217R.

Your vote is important. Thank you for voting.

GENERAL INFORMATION

Your proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, April 24, 2014 at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 11:00 a.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of the Notice of Internet Availability of Proxy Materials to shareholders will commence on or about March 10, 2014.

Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders through the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials, and vote your shares, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date

Only shareholders of record at the close of business on February 27, 2014 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 42,583,104 shares of our common stock outstanding, each entitled to one vote.

Voting of Proxies

Proxies voted by telephone, Internet or mail in accordance with the voting instructions set forth in your proxy card or Notice of Internet Availability of Proxy Materials, and not revoked, will be voted in the manner specified. A shareholder providing a proxy retains the right to revoke it at any time before it is exercised by providing written notice to our Secretary of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

As stated in last year’s proxy statement dated March 7, 2013, shareholder proposals to be presented at this year’s annual meeting of shareholders and included in this proxy statement were due at our principal executive office by November 7, 2013. No such proposals were received. We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2015 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 10, 2014. We must receive any other shareholder proposals intended to be presented, and any director nominees for election, at the annual meeting of shareholders in the year 2015 at our principal executive office no later than January 24, 2015.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. Broker non-votes are explained under the “Shares Held in Street Name” section on page 2.

Vote Required

Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. A shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the election of directors.

Life Time Fitness, Inc. Proxy Statement    |    1

GENERAL INFORMATION (CONTINUED)

“Plurality-Plus” Guideline. Our Corporate Governance Guidelines require that any director who fails to receive a majority of the votes cast “for” or “against” his or her election must promptly offer to resign, which is sometimes referred to as a “plurality-plus” guideline. In that event, the governance and nominating committee will make a recommendation on the offer to our board of directors and our board of directors must accept or reject the offer and publicly disclose its decision and rationale within 90 days after the election. The director who failed to receive a majority vote will not participate in the decision.

Non-Binding Vote on Executive Compensation. The advisory vote on the compensation of our named executive officers as disclosed in this proxy statement is not binding on us. We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the outcome of this proposal.

Other Proposals. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will have no effect on the outcome of these proposals.

Shares Held in Street Name

The election of directors and the advisory vote on executive compensation are proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies for the annual meeting. We will engage the The Proxy Advisory Group, LLC® and Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 for each such solicitor. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

2    |    Life Time Fitness, Inc. Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of eight members.

Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting and the director’s successor has been duly elected and qualified. Our board of directors, upon the recommendation of our governance and nominating committee, has nominated the eight persons named below for election as directors. Unless otherwise directed, proxies solicited by our board of directors will be voted to elect the eight nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the accompanying proxy form may vote for a substitute nominee selected by the governance and nominating committee.

Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the board of directors’ conclusion that the nominee should serve as a director:

Bahram Akradi

Mr. Akradi founded our company in 1992 and has been a director since our inception. Mr. Akradi was elected chief executive officer and chairman of the board of directors in May 1996. In December 2009, Mr. Akradi was appointed president of our company, a position he also held from 1992 through December 2007. Mr. Akradi has over 30 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and executive vice president. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.

Qualifications: Through his leadership roles in our industry, Mr. Akradi has gained extensive experience in the development and operation of health and fitness companies. As our founder, he has significant knowledge of all facets of our company, including the day-to-day operations of our in-center programs and offerings and the construction and design of our centers. Mr. Akradi’s long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our chairman.

Position: Chairman of the Board of Directors, President and Chief Executive Officer

Age: 52

Director since: 1992

Life Time Fitness, Inc. Proxy Statement    |    3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Giles H. Bateman

Mr. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as its chief financial officer and vice chairman until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1993 until he retired in 2000. Mr. Bateman serves as a director and the chair of the audit committee of WD-40 Company. Within the last five years, Mr. Bateman also served on the board of directors of United PanAm Finance Corporation.

Qualifications: Mr. Bateman has more than 20 years of public company operating experience, including as founder, chief financial officer and vice chairman of big-box retailer, Price Club, and has served on numerous public company boards. In addition to his leadership experience with a big-box retailer, he also has background and expertise in finance through his tenure as chief financial officer at Price Club as well as his service on numerous audit committees in the past. This experience allows him to provide guidance and counsel in his role as chairman of our finance committee.

Position: Director

Age: 69

Director since: 2006

Jack W. Eugster

Mr. Eugster was elected a director of our company in October 2009. Mr. Eugster served as the chairman, president and chief executive officer of Musicland Stores Corporation, a retail music and home video company, for 21 years before his retirement in 2001. Prior to Musicland, Mr. Eugster held executive leadership positions with The Gap, Inc. and Target Corporation. He currently serves on the board of directors of two other public companies, Graco Inc. and Black Hills Corporation. Within the last five years, Mr. Eugster also served on the board of directors of Donaldson Company, Inc.

Qualifications: Mr. Eugster has a history of demonstrated leadership with major retail organizations. His significant experience in leadership positions, including chief executive officer, of retail companies is particularly valuable for us as he can provide strategic input on center development and in-center offerings and programs. Mr. Eugster also brings extensive governance experience to our board and company as he has served as a director of numerous public companies, including big-box retailers.

Position: Director

Age: 68

Director since: 2009

4    |    Life Time Fitness, Inc. Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Guy C. Jackson

Mr. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner for numerous public companies. He also serves as a director, and the chair of the audit committee, of two other public companies, Cyberonics, Inc. and Digi International Inc. Within the last five years, Mr. Jackson has also served on the board of directors, and chaired the audit committees, of EpiCept Corporation and Urologix, Inc.

Qualifications: Mr. Jackson brings more than 35 years of finance, audit and accounting experience to our board. Along with his years of experience with the accounting firm of Ernst & Young, LLP serving many different companies and industries, Mr. Jackson is currently also a director, and chair of the audit committee, for two other public companies. Mr. Jackson’s significant experience in the finance area allows him to provide input to our finance, accounting and internal audit functions and the external audit process. This experience, and his service on other boards and audit committees, qualifies Mr. Jackson to serve as chairman of our audit committee.

Position: Director

Age: 71

Director since: 2004

John K. Lloyd

Mr. Lloyd was elected a director of our company in October 2009. Since 1997, Mr. Lloyd has been the president of Meridian Health, a New Jersey-based integrated health system which encompasses five hospitals and an extensive network of non-hospital healthcare services. Prior to Meridian Health, Mr. Lloyd held executive leadership positions with Jersey Shore University Medical Center, Modern Health Affiliates, Inc. and Episcopal Hospital. He currently serves as chairman of the board of directors of QualCare Preferred Providers and QualCare Alliance Networks, Inc.

Qualifications: As the president of Meridian Health, Mr. Lloyd has significant experience in the strategic development and operation of a network of health and wellness businesses within one corporate system. This experience allows Mr. Lloyd to provide valuable insight and guidance on organizational structure and employee programs within the health and wellness sector, as well as our technological systems and information safeguarding processes and procedures.

Position: Director

Age: 67

Director since: 2009

Life Time Fitness, Inc. Proxy Statement    |    5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Martha (Marti) A. Morfitt

Ms. Morfitt was elected a director of our company in August 2008. Ms. Morfitt is a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, a position she has held since 2008. Ms. Morfitt is the former chief executive officer of Airborne, Inc., a privately held manufacturer and marketer of dietary supplements. Ms. Morfitt held this position from October 2009 through April 2012. Prior to her service at Airborne, Inc., Ms. Morfitt was the president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products. She held this position from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Prior to 1998, Ms. Morfitt held an executive position at the Pillsbury Company. Ms. Morfitt is also a director of Graco Inc. and lululemon athletica, inc. Within the last five years, Ms. Morfitt has also served on the board of directors of Solta Medical, Inc.

Qualifications: As the president and chief executive officer of CNS, Inc., Ms. Morfitt gained significant experience leading a publicly held consumer products company. Ms. Morfitt also gained significant leadership experience in the consumer products industry as the chief executive officer of Airborne, Inc. and as a senior executive at the Pillsbury Company. In addition to her leadership experience at CNS, Inc. and Airborne, Inc., Ms. Morfitt also serves as a director of two other public companies. Ms. Morfitt is well suited as a director of our company, as her consumer marketing and business strategy expertise allows Ms. Morfitt to provide insight on strategic plans relating to our business.

Position: Director

Age: 56

Director since: 2008

John B. Richards

Mr. Richards was elected a director of our company in October 2006. Mr. Richards is currently a managing partner of the New England Consulting Group, a firm specializing in creative marketing and growth strategies for a wide range of branded consumer businesses. Mr. Richards also serves as an interim consulting executive to various retail companies. Previously, he served as the president and chief executive officer of Elizabeth Arden Red Door Spa Holdings from October 2001 until May 2006. Elizabeth Arden Red Door Spa Holdings is a developer and operator of prestige day and resort spas. Mr. Richards also served as President of North American Operations of Starbucks Coffee Company, and held senior leadership and management positions with Four Seasons Hotels, Inc., Royal Viking Line, McKinsey & Company and The Procter & Gamble Company.

Qualifications: In his senior leadership roles at companies in the hospitality industry, Mr. Richards gained significant marketing and operating experience. Also, his expertise in marketing health and beauty services, gained through his role as president and chief executive officer at Elizabeth Arden Red Door Spa Holdings, is particularly valuable as we continue to provide health and wellness services in a resort-like environment.

Position: Director

Age: 65

Director since: 2006

6    |    Life Time Fitness, Inc. Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Joseph S. Vassalluzzo

Mr. Vassalluzzo was elected a director of our company in October 2006 and our lead director in October 2008. Since August 2005, Mr. Vassalluzzo has been an independent advisor to retail organizations, with a primary emphasis on real estate. From 1989 until August 2005, Mr. Vassalluzzo held executive and senior leadership positions with Staples, Inc., an office products retailer, including vice chairman from 2000 to 2005. Previously, Mr. Vassalluzzo has held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp. and American Stores Company. Mr. Vassalluzzo is the non-executive chairman of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He is also a director and the chairman of the finance and integration committee of Office Depot, Inc. Within the last five years, Mr. Vassalluzzo also served on the board of directors, and chaired the nominating committee, for iParty Corporation, a publicly held chain of party supply superstores, until its sale to Party City Holdings Inc. in May 2013.

Qualifications: Mr. Vassalluzzo has a history of demonstrated leadership in real estate acquisition and expansion in his roles at Staples, Inc. His real estate and expansion experience is particularly valuable as we continue to research and develop sites for new centers. His executive and senior leadership positions at numerous retailers make him well suited to be our lead director.

Position: Director

Age: 66

Director since: 2006

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held five meetings during fiscal year 2013. During fiscal year 2013, each director attended at least 75% of the aggregate number of the meetings of our board of directors and of the board committees on which she/he serves. Our board of directors typically holds an executive session of only independent directors at the end of each regularly scheduled meeting.

Director Independence and Board Structure

Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers relationships between each director (considering all relevant facts and circumstances) and our company and our management to determine whether any such relationships are material. In February 2014, our board of directors conducted its annual review of director independence and determined that no material relationships existed that would disqualify any of our directors as independent under the listing standards of the New York Stock Exchange (“NYSE”) or require disclosure under SEC rules, with the exception of Mr. Akradi, who is also our chairman, president and chief executive officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any material relationship with our company as defined by the listing standards of the NYSE.

Our board specifically considered that Mr. Eugster is a director and 15% equity owner of a privately held company that provides security and video surveillance related services to our company. We paid less than $525 to this company in fiscal 2013, which is significantly less than the NYSE threshold for such transactional relationships. Our board also considered that Ms. Morfitt is a director of lululemon athletica, inc., a company from which we purchase certain apparel. We paid less than $550,000 to lululemon athletica, inc. in fiscal 2013, which is also significantly less than the NYSE threshold for such transactional relationships. Finally, our board considered that Mr. Lloyd is the president of Meridian Health, which contracted with a third-party wellness program provider to provide certain services as part of Meridian Health’s employee wellness program. The third-party wellness program provider then subcontracted with our company to provide certain blood screening services to be included in the wellness program. We received approximately $296,500 from the third-party wellness program provider in fiscal 2013 for the Meridian Health account, which is also less than the NYSE threshold for such transactional relationships. Our board determined that the above relationships were at “arms-length” and not material to any of the entities or the directors, and that Messrs. Eugster and Lloyd and Ms. Morfitt had no personal interest in the transactions. After review of these transactions, our board of directors determined that Messrs. Bateman, Eugster, Jackson, Lloyd, Richards and Vassalluzzo and Ms. Morfitt are independent.

Life Time Fitness, Inc. Proxy Statement    |    7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Our board of directors believes it is appropriate and efficient for Mr. Akradi, our chairman, president and chief executive officer, to also serve as chairman of the board, based on Mr. Akradi’s extensive knowledge of our company and the healthy way of life marketplace. The independent members of our board have named Mr. Vassalluzzo our independent lead director. Mr. Vassalluzzo, as lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Akradi, in consultation with the independent directors, and assists in developing the agendas for each board of directors meeting.

Committees of Our Board of Directors

Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. Each of our committees has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Our board of directors’ committee composition is as follows:

Director	Audit	Compensation	Governance and Nominating	Finance
Bahram Akradi
Giles H. Bateman		X		Chair
Jack W. Eugster	X			X
Guy C. Jackson	Chair		X
John K. Lloyd		X	X
Martha A. Morfitt	X	X
John B. Richards			Chair	X
Joseph S. Vassalluzzo		Chair		X
Meetings Held in 2013	8	6	3	11

Audit Committee

Our audit committee consists of Messrs. Jackson (Chair) and Eugster and Ms. Morfitt. The functions of the audit committee include the following:

•	oversight of our consolidated financial statements and related disclosure matters;

•	oversight of our compliance with legal and regulatory requirements;

•	the selection and oversight of our independent auditor and the determination of the performance, qualifications and independence of the independent auditor; and

•	oversight of the performance of our internal audit function.

The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter. Our Audit Committee Charter is reviewed annually.

Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the NYSE, and that each member of our audit committee also qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC.

8    |    Life Time Fitness, Inc. Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Compensation Committee

Our compensation committee consists of Messrs. Vassalluzzo (Chair), Bateman and Lloyd and Ms. Morfitt. The functions of the compensation committee include the following:

•

review and approve the goals and objectives relevant to the compensation of our chief executive officer, evaluate the chief executive officer’s performance in light of those goals and objectives and the results of the chief executive officer evaluation conveyed by the chair of the governance and nominating committee, and determine and approve the chief executive officer’s compensation level based on that evaluation;

•	approve, or make recommendations to our board of directors, with respect to non-CEO executive officer compensation, including incentive-compensation and equity-based compensation;

•	approve, or recommend to our board of directors for approval, all equity-based plans and related matters; and

•	review, and recommend to our board of directors for approval, our non-employee director compensation plan.

The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter. Our Compensation Committee Charter is reviewed annually.

Our board of directors has determined that all members of our compensation committee are “independent” pursuant to the rules of the NYSE.

Governance and Nominating Committee

Our governance and nominating committee consists of Messrs. Richards (Chair), Jackson and Lloyd. The functions of the governance and nominating committee include the following:

•	develop and recommend to our board of directors criteria for the selection of individuals to be considered as candidates for election to our board;

•	identify individuals qualified to become members of our board consistent with criteria approved by our board;

•	develop and recommend to our board for approval, and oversee, a set of corporate governance guidelines applicable to our company; and

•	perform the evaluation of our chief executive officer and review his process for the evaluation of the members of the senior management team.

The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter. Our Governance and Nominating Committee Charter is reviewed annually.

Finance Committee

Our finance committee consists of Messrs. Bateman (Chair), Eugster, Richards and Vassalluzzo. The functions of the finance committee include the following:

•

review and approve proposed borrowings and indebtedness (including company guarantees) of our company at such amounts as authorized by the board and individual club center business plans within the scope of our core business (including financial estimates, investment and build out) and which are within our board approved parameters;

•	increase, if necessary, the aggregate amount authorized by the board for management to make discretionary capital expenditures and investments;

•	review and approve our cash management and investment policy;

•

review and recommend to the board for approval, as necessary, borrowings and indebtedness at such amounts that exceed the finance committee’s authority, dividend and stock repurchase policies, and financial hurdle rates for investments of our company; and

•	review and oversee management’s reports to the board on a variety of financial-related matters.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter. Our Finance Committee Charter is reviewed annually.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. Our Corporate Governance Guidelines are reviewed annually.

Board’s Role in Risk Oversight

In exercising its overall responsibility to direct our business and affairs, our board of directors has established various processes and procedures with respect to risk oversight and management. As an annual core agenda item of the full board, management presents to the board a comprehensive and detailed risk assessment after completing an enterprise risk review and analysis. The risk assessment provides a detailed analysis of the processes and procedures involved in our company’s enterprise risk management program, as well as identifies the most relevant risks to our company. Our board of directors has allocated oversight of our respective risks, as discussed below, between the board of directors and its committees, with oversight of all other risk residing with the board of directors.

Our finance committee is responsible for the oversight of our capital availability risk and acquisition-related risk. Capital availability risk relates to our availability to capital and proper management of our liquidity. Capital availability risk is regularly monitored by our finance committee, and, when appropriate, our board of directors through a periodic review of our capital structure. Acquisition-related risk relates to our ability to identify and acquire suitable sites for acquisition of new centers and businesses. Our finance committee, and when appropriate, our board of directors, regularly monitors acquisition-related risk through a periodic review of potential acquisitions and the integration of completed acquisitions.

Our compensation committee is responsible for the oversight of our talent retention risk and compensation-related risk. Talent retention risk relates to the retention of talent through competitive compensation plans and other factors. Talent retention risk is regularly monitored and managed by our compensation committee, and when appropriate, our board of directors, through the periodic review of our compensation plans. Our compensation committee’s oversight of compensation-related risk is described below.

Our audit committee is responsible for the oversight of our internal control and financial reporting risk, regulatory risk, risks from unforeseen phenomenon, and data risk. Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Regulatory risk relates to our business being subject to government regulation, and the fact that changes in these regulations could have a negative effect on operations. Our audit committee receives regular updates from our legal department, which include updates on any risks arising from changes in government regulation to which we are subject. Unforeseen phenomenon risk relates to epidemics, pandemics, terrorism or catastrophes that have an effect on individuals utilizing our clubs, and therefore, could have a negative impact on our operations. Our audit committee receives reports from management on applicable response plans and safeguards to mitigate any risk arising from such phenomenon. Data risk relates to the collection, use, retention, sharing and security of our member and corporate client data. Our audit committee, and when appropriate, our board of directors, provides input on data risk as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance.

In addition to providing collaborative oversight for capital availability risk, acquisition-related risk, talent retention risk and data risk, our board of directors is also responsible for the oversight of our competitive environment risk and brand damage risk. Competitive environment risk is monitored by the full board through the board’s periodic review of our operating performance and strategic plan. Brand damage risk is the risk to our company’s brand and reputation that may arise from a major team member or member incident, negative comments in the media, including social media, or as the result of a data integrity breach. Our board of directors receives periodic reports from management on potential incidents or media exposure that may cause damage to our brand and the risks relating to such damage.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Compensation-Related Risk

With respect to any compensation-related risk for 2013, we completed a review of our compensation policies and practices for our employees to determine the extent to which any risks arising from such policies and practices are reasonably likely to have a material adverse effect on our company. To complete this review, we first considered all compensation policies and practices for our employees, including the base salaries, annual cash incentive and long-term incentive award plans of our executive officers, as well as the compensation plans of our management level corporate employees, area directors, general managers and sales employees. The compensation arrangements and policies were then reviewed with the assistance of our internal audit, finance, human resources and legal departments, to determine any risk-taking incentives inherent in our compensation policies and practices, our internal controls that mitigate any such risks, and whether any resulting risks are reasonably likely to have a material adverse effect on our company. As part of our review, we considered whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company and whether any of our compensation policies and practices incent individuals to take short-term risks that were inconsistent with our long-term goals. In addition, as part of its regular oversight of the compensation plan structure and administration, our compensation committee received a report on our review of compensation-related risk for 2013. Upon completion of this review, we determined there were no risks arising from our company’s compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

Code of Business Conduct and Ethics

We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on our website. Paper copies of any of these corporate governance documents may be obtained without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending potential new members, or the continued service of existing members, to our board of directors in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•

demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, high-level managerial experience and financial literacy;

•

whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a similar size and scope.

Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, diversity of background and experience, as noted above, is one of the factors the governance and nominating committee considers in recommending potential new members to our board of directors.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•

formal nomination by our governance and nominating committee for inclusion as a director nominee at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.

Prior to recommending a director for reelection to another term, our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and contributions at board of directors and board committee meetings.

Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 2902 Corporate Place, Chanhassen, MN 55317. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Bateman, Lloyd and Vassalluzzo and Ms. Morfitt served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS (CONTINUED)

Director Attendance at Annual Meeting

Messrs. Akradi and Eugster attended our 2013 annual meeting of shareholders.

Communication with Our Board of Directors

All interested parties, including our shareholders, may contact our board of directors by mail addressed to the attention of our board of directors, our lead director, all independent directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317. Our General Counsel will review all communications and then forward them to the appropriate director or directors on a periodic basis. The board of directors has instructed our General Counsel to review such correspondence and, with discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE TO CONSTITUTE OUR BOARD OF DIRECTORS.

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PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP and its affiliates (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders on its selection of Deloitte & Touche. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees for professional services provided by Deloitte & Touche in fiscal years 2013 and 2012:

Description of Fees	Fiscal Year 2013 Amount	Fiscal Year 2012 Amount
Audit Fees	$790,278	$817,433
Audit-Related Fees	27,092	30,000	(1)

Total Audit and Audit-Related Fees	817,370	847,433
Tax Fees	385,045	368,125

Total	$1,202,415	$1,215,558
(1)	Includes $5,000 in audit-related fees that were not reported in last year’s proxy statement.

Audit Fees

The audit fees set forth above include fees for the integrated audit of our annual consolidated financial statements and our internal control over financial reporting. The audit fees also include fees for audit services in connection with Deloitte & Touche’s review of our interim consolidated financial statements for the first three quarters of each fiscal year.

Audit-Related Fees.

The audit-related fees set forth above consist of fees for the audit of our employee benefit plan.

Tax Fees

The tax fees set forth above consist of fees for the preparation of original and amended tax returns, tax planning and analysis and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $354,095 and $297,250 for tax preparation and compliance services and $30,950 and $70,875 for other tax-related items during 2013 and 2012, respectively.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee also actively monitors the relationship between fees for audit and audit-related services and fees for other non-audit services. Our audit committee has delegated to the chair the authority to pre-approve additional services by our independent registered public accounting firm between committee meetings of up to $50,000, in the aggregate, without prior approval of the audit

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PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (CONTINUED)

committee; however, such additional services are subsequently presented at the next meeting of the audit committee for ratification. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee, or audit committee chair, under the above described delegation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

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AUDIT COMMITTEE REPORT

The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of our consolidated financial statements and related disclosure matters, oversight of our compliance with legal and regulatory requirements, selection and oversight of our independent auditor and the determination of the performance, qualifications and independence of our independent auditor, and the oversight of the performance of our internal audit function. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by applicable auditing standards regarding communication with audit committees; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee:

Guy C. Jackson, Chair

Jack W. Eugster

Martha A. Morfitt

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation, discussion and analysis (“CD&A”) provides information about our company’s compensation philosophy and 2013 executive compensation programs for the following named executive officers (“NEOs”):

Name	Title	Year Employed
Bahram Akradi	Chairman, President and Chief Executive Officer	1992
Michael R. Robinson	Executive Vice President and Chief Financial Officer	2002
Jeffrey G. Zwiefel	Executive Vice President and Chief Operating Officer	1998
Eric J. Buss	Executive Vice President	1999
Tami A. Kozikowski	Executive Vice President, Real Estate and Development	2012

While you should read the entire CD&A and the related compensation tables beginning on page 35 to fully understand our company’s executive compensation program, you may find the following helpful:

Summary	Page	Description
Executive Summary	18

We provide an executive summary, which includes:

•    Our 2013 performance;

•    Our shareholder engagement in response to the say-on-pay result for 2012 and general changes made as a result of the outreach; and

•    2013 compensation highlights.

Compensation Philosophy	21	We describe our compensation committee’s compensation philosophy.
Process for Establishing 2013 Compensation	23

We provide context around our compensation committee and independent compensation consultant as well as the roles that our executive officers play in setting NEO compensation. We describe the process in which 2013 compensation was established, which includes a summary of the market data we considered in establishing our 2013 compensation program and our evaluation of the 2013 compensation.

2013 Executive Compensation Program	27

We summarize the elements and mix of our 2013 executive compensation and then summarize the core elements in tabular format. We then summarize our executive compensation program for 2013, which is comprised of cash (both base salary and annual incentive compensation), equity compensation in the form of annual grants of restricted stock (both time-based and performance vesting) and other items.

Governance	32	We summarize our compensation-related governance policies and other considerations.
May 2012 Grant	33	We provide disclosures surrounding the May 2012 grant of performance-based restricted stock, which was a grant designed to encourage transformational company performance.

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EXECUTIVE COMPENSATION (CONTINUED)

Executive Summary

2013 Performance

While we had record financial performance in 2013, we missed our previously set performance goals and, as a consequence, our incentive compensation elements paid out below target levels.

•	Total revenue for the year grew 7.0% to $1.206 billion from $1.127 billion in 2012. Net income for the year grew 9.1% to $121.7 million from $111.5 million in 2012.

•

Our company’s income before income taxes (also referred to as earnings before taxes, or “EBT”, throughout this CD&A) for 2013 was $200.4 million, which was less than our company’s budgeted EBT for 2013 of $207.0 million. As a result, our company’s final payout of cash compensation was at 96.8% of total target cash compensation.

•

Our company’s diluted EPS for 2013 of $2.93 per share was less than our company’s budgeted diluted EPS for 2013 of $2.95 per share. As a result, one percent of the NEOs’ annual restricted stock grants were forfeited, and the remaining shares will vest in 25% installments over a four-year period (with the first installment having vested on March 1, 2014).

•

In 2013, we opened three centers in each of the Birmingham, Alabama; Washington D.C.; and greater New York markets. We continued to develop a pipeline for new clubs to execute on our long-term growth plans, including plans for six new center openings in existing and new markets in 2014.

From a long-term perspective, we delivered the following results:

•	Our company’s compound annual growth rate for revenue for the three-year period ended 2013 was 9.1%.

•	We experienced another year of record diluted EPS growth in 2013, with a compound annual growth rate for the three-year period ended 2013 of 13.9%.

Summary of 2013 Shareholder Engagement and Resulting Changes

On April 25, 2013, our shareholders approved, on an advisory basis, the 2012 compensation of our NEOs with an approval rating of 62.1%, which was lower than the 99.5% say on pay approval rating of our 2011 compensation. While the vote represented majority shareholder support for our 2012 compensation, at our compensation committee’s direction, management contacted our 20 largest shareholders (representing approximately 73% of our shares), and had meaningful discussions with holders of approximately 52% of our shares. The goal of these conversations was to understand any concerns and objections that may have led some of them to vote against our 2012 compensation, as well as to receive general feedback on our executive compensation program. Our compensation committee also engaged Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, as its independent compensation consultant for recommendations on responding to the results.

As a result of feedback from our shareholders, we made the following changes:

•	Our compensation committee made changes to our 2014 executive compensation program.

•	We disclosed the performance metrics surrounding the May 2012 grant of performance-based restricted stock.

•	We adopted a number of governance-related compensation policies.

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EXECUTIVE COMPENSATION (CONTINUED)

The following summarizes the primary comments from our shareholders and the actions we took in response to those comments:

Shareholder Comments	Compensation Committee Comments and/or Action Taken

The most common comment was to ensure “pay for performance.”

•  Some requested that executive compensation be aligned with total shareholder return (“TSR”).

•  A few shareholders mentioned that they compared the CEO’s annual compensation against our one- and three- year TSR (as compared to our peer group’s CEO compensation against their one- and three- year TSRs).

•  Many suggested use of a return metric, with return on invested capital (“ROIC”) as the most common metric referenced.

•  A few shareholders favored TSR as a metric, while others strongly resisted its use.

Our 2014 executive compensation program included the following changes:

•  On February 25, 2014, our compensation committee made two restricted stock grants to our NEOs — the annual long-term time-based restricted stock grant and a new performance-based restricted stock grant.

•  With regard to the annual long-term time-based restricted stock grant, which vests in 25% installments over a four-year period, 50% of the shares (as opposed to 25% of the shares as provided in prior years) are now subject to potential forfeiture depending upon our company’s actual diluted EPS for the fiscal year ending 2014 as compared to our budgeted diluted EPS.

•  With regard to the performance-based restricted stock grants, 100% are subject to forfeiture if our company fails to meet any one of the following four performance targets:

•  12% TSR for fiscal 2014;

•  diluted EPS for fiscal 2014 of $3.23, representing 10% growth;

•  2014 revenue of $1,326,495,000, representing 10% revenue growth; and

•  Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $379,495,000 (with EBITDA calculated in the same manner as provided in our earnings releases), representing a 10% EBITDA growth.

Assuming that all of the performance targets are met, these shares will also vest in 25% installments over a four-year period.

For 2013, over 58% of the cash portion of Mr. Akradi’s total target cash compensation and 33% of the cash portion of our other NEOs’ total target cash compensation is subject to a performance metric. The financial objective for such cash compensation is Earnings Before Taxes (“EBT”) for the year-to-date period as compared against our 2013 financial plan.

Sixty-five percent of Mr. Akradi’s total direct compensation (which we define as total target cash compensation and incentive compensation in the form of annual equity grants) for 2013 was in the form of stock, the value of which directly ties to stock appreciation.

Our May 2012 grant of performance-based restricted stock has very aggressive, “stretch” long-term diluted EPS and ROIC targets.

Many of our shareholders requested disclosure of the performance metrics underlying our May 2012 grant of performance-based restricted stock.

Our company filed a current report on Form 8-K on December 20, 2013, which provided all of the performance metrics related to the May 2012 grant and an unredacted copy of the underlying restricted stock agreement. The disclosures are included on page 33.

Certain shareholders identified governance and risk mitigation policies related to executive compensation as factors they consider when evaluating our overall executive compensation program.

Our compensation committee and/or board took the following actions:

•  Adopted a stock ownership policy.

•  Committed to ensuring that all future restricted equity grants would include double trigger vesting in the event of a change of control.

•  Adopted a clawback policy.

•  Adopted an anti-hedging policy.

We already had an anti-pledging policy.

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EXECUTIVE COMPENSATION (CONTINUED)

Further shareholder engagement

Following the filing of our Form 8-K providing transparency surrounding our May 2012 grant of performance-based restricted stock and summarizing the adoption of various compensation-related governance policies, management once again contacted our 20 largest shareholders (representing approximately 76.9% of our shares). The shareholders we spoke to appreciated both the transparency included in the Form 8-K and our continued engagement. They repeated the same general comments with respect to ensuring “pay for performance.”

2013 Compensation Highlights

Establishing 2013 Compensation

In setting executive compensation for 2013 as part of our annual review of our three-year compensation program, our compensation committee considered our fiscal year 2012 performance as compared to both our peers and a broader selection of surveyed companies. Our performance was in the top quartile for the trailing 12 month and three year revenue growth and EBITDA margin against our peer group. We also placed in the 92nd and 82nd percentile rank for the trailing 12 month and three year revenue growth, respectively, versus our peer group, the 75th percentile rank for the trailing 12 month and three year EBITDA margin versus our peer group, and the 8th percentile rank and 64th percentile rank for the trailing 12 month and three year TSR, respectively, versus our peer group. Our market capitalization was in the 92nd percentile of our peer group and our trailing 12 month revenue was in the 66th percentile.

As a result of the positive and favorable performance of our company compared to our peer group and the survey data — delivering top-quartile performance against most metrics — as well as the factors discussed in our Compensation Philosophy section beginning on page 21, the compensation committee determined not to make any changes to our NEOs’ total cash compensation, except with respect to Mr. Zwiefel’s total target cash compensation, which was increased by $100,000 due to his increased levels of responsibility and his performance.

Other highlights include:

•

For our review of our 2013 compensation, our compensation committee engaged Mercer, its independent compensation consultant, to update its market data with respect to our peers and to provide additional, broader survey data to evaluate our executive compensation program. The compensation committee met with the consultant in executive sessions separate from management.

•	In 2013 we engaged in, or adopted, a number of best practices with respect to executive compensation:

•

We adopted a number of compensation-related governance policies and practices, including a stock ownership policy, double trigger vesting for future equity grants, a clawback policy and an anti-hedging policy. We had already adopted an anti-pledging policy.

•	Over 58% of Mr. Akradi’s total cash compensation is tied to a performance metric.

•	We do not provide tax gross-ups for perquisites or other benefits.

•	Our compensation committee was comprised only of independent directors.

•

Our company’s management conducted a comprehensive risk analysis of our executive compensation program to ensure that our program does not encourage inappropriate risk-taking and reviewed their conclusions with the compensation committee. In particular, while the performance metrics and targets are designed to incent performance, they do not incent our NEOs to engage in inappropriate risk taking. See page 10 of the proxy statement for a full discussion of our company’s risk analysis consideration.

•

We engaged with our shareholders and made changes to our executive compensation program based on their feedback as described more fully above. Most of the changes will impact our future executive compensation programs beginning with 2014.

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EXECUTIVE COMPENSATION (CONTINUED)

Compensation Philosophy

Compensation Committee’s Compensation Philosophy

Our compensation committee’s philosophy is to provide compensation to our NEOs that align their interests with the long-term interest of our shareholders. In line with this philosophy, our executive compensation goals are to:

•	pay for performance;

•	attract and retain qualified talent;

•	motivate executives to improve the overall performance of our company; and

•	ensure compensation levels are externally competitive.

The factors our compensation committee considers when determining compensation elements and the amounts to achieve our compensation philosophy and related goals include, but are not limited to, the following:

•	how the executive’s compensation compares to market data;

•	the elements of compensation and the appropriate portion of compensation that should be fixed versus performance-based;

•	the metrics and targets used in the performance-based compensation such that it aligns our executives with our company’s goals and shareholder value;

•	our company’s and executive’s performance;

•	the recommendations of the chief executive officer (except with respect to his own compensation); and

•	whether the compensation should be structured so as to provide for tax deductibility under Section 162(m) of the internal revenue code and the potential accounting treatment for compensation.

Compensation Philosophy as Applied to Mr. Akradi

Our compensation committee believes that Mr. Akradi’s interests should be aligned with our shareholders. As such, our compensation committee has consistently provided a substantial portion of his compensation in the form of restricted stock. For 2013, approximately 65% of his total direct compensation was in the form of either performance-based or time-based restricted stock. Our compensation committee also believes that a larger portion of Mr. Akradi’s compensation should be performance-based as compared to the other NEOs’ compensation due to his levels of responsibility and decision-making impact.

Our compensation committee also considers the following factors with respect to setting Mr. Akradi’s compensation:

•

Bahram Akradi founded our company in 1992 and has remained one of the critical driving forces behind our mission, brand and service differentiation. Mr. Akradi has a deep understanding of the health and fitness industry through more than 30 years of work in many different capacities within the industry, including real estate and construction, finance, sales and marketing and operations.

•	Mr. Akradi is heavily involved in the design, construction and day-to-day operation of our large and unique centers, as well as the comprehensive array of programs and services we deliver.

•

Through his leadership and continued strategic and tactical direction, Mr. Akradi has created a proven business model that continues to deliver strong results and financial performance on behalf of our shareholders by positioning our company as a market leader.

•	Our compensation committee recognizes that retention is key to our company’s continued success and, consequently, is an important part of its compensation program for Mr. Akradi.

Ultimately, the compensation committee believes that Mr. Akradi’s unique role and leadership has directly contributed to our performance and growth and should be appropriately rewarded even when Mr. Akradi’s target opportunity is greater than the opportunity of our peers’ CEOs.

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EXECUTIVE COMPENSATION (CONTINUED)

Application of Our Philosophy – Aligning Compensation with Our Long-Term Strategy

As a company that focuses on long-term performance, our compensation committee established a three-year annual compensation program beginning in 2011. The program anticipated that compensation targets would be flat for three years, with any increase in compensation payout to come from exceeding budgeted goals or from an increase in stock price. The compensation committee explicitly reserved the right to revisit the program each year.

2013 represents the final year of the three-year compensation program.

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EXECUTIVE COMPENSATION (CONTINUED)

Process for Establishing 2013 Compensation

Participants Involved in Establishing Compensation

Compensation Committee

Our compensation committee, which is composed of four independent, non-employee directors, determines all forms of compensation of our company’s executive officers. Joseph S. Vassalluzzo chairs our compensation committee and directors Giles H. Bateman, John K. Lloyd and Martha A. Morfitt are the other members. At all times in 2013, all of the members of our committee were independent, as defined by the standards of the NYSE, and satisfied the qualification standards of section 162(m) of the Code and Section 16 of the Exchange Act.

You can read their biographies beginning on page 3 of this proxy statement and a description of all of the compensation committee’s responsibilities on page 9 of this proxy statement.

Compensation Consultant

For the review of our 2013 compensation, the compensation committee engaged its independent compensation consultant, Mercer, to update market data with respect to our peers and to provide additional, broader survey data to evaluate our executive compensation program. Our compensation committee also engaged Mercer for recommendations on responding to the say-on-pay vote with respect to our 2012 executive compensation and in considering our 2014 executive compensation program.

Our compensation committee has assessed Mercer’s independence pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Mercer from independently representing the compensation committee.

In addition, for the review of Mr. Akradi’s 2014 compensation and to obtain advice with respect to the shareholder vote on our 2012 compensation, management engaged its own compensation consultant, Buck Consultants LLC (“Buck Consultants”), for advice in fiscal 2013. Certain of the information Buck Consultants provided to management was also shared with our compensation committee. While the compensation committee determined that Buck Consultants was not independent from management because they were retained by management, all of the information provided by Buck Consultants was also analyzed by Mercer, who provided its assessment of and recommendations regarding the information to the compensation committee.

Role of Executive Officers in Compensation Decisions

In making compensation decisions for executive officers reporting to Mr. Akradi, the compensation committee solicited the views of Mr. Akradi and the compensation committee’s independent consultant. Mr. Akradi was not present during the compensation committee’s executive sessions.

Mr. Buss, in his capacity as the executive officer responsible for compensation and benefits, facilitated the provision of information to and from the compensation committee’s independent consultant and the compensation committee, but only at the direction of the chair of the compensation committee.

Consideration of Peer Group and Survey Data

As discussed in the philosophy section, in fiscal year 2011 our compensation committee established a three-year compensation program. With the exception of an increase to Mr. Zwiefel’s total cash compensation for 2013 and the May 2012 grant of performance-based restricted stock to all NEOs, which was a special grant designed to encourage transformational company performance, the compensation committee has not increased the compensation program for our NEOs for the three-year period ended December 31, 2013.

As part of its annual review of the three-year compensation program, our compensation committee engaged Mercer to provide updated market compensation data. For setting the 2013 executive compensation program, Mercer updated the prior peer group by removing Nutrisystem, Inc. and Town Sport International Holdings, Inc. and adding Marriott Vacations Worldwide and Six Flags Entertainment Corp, which are now more closely aligned in size to our company than Nutrisytem, Inc. and Town Sport International Holdings, Inc. The updated peer group is comprised of 12 publicly

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EXECUTIVE COMPENSATION (CONTINUED)

traded companies of similar size and characteristics from the consumer services global industry classification. Mercer updated the market data with respect to our peers and provided the following information relating to such peer group:

Peer Company Name(1)	Trailing 12 Month Revenue ($M)	Market Cap (December) ($M)	Number of Employees
Cheesecake Factory Inc.	1,822	1,756	32,200
Marriott Vacations Worldwide	1,622	1,438	9,700
Ameristar Casinos Inc.	1,203	862	7,210
Pinnacle Entertainment Inc.	1,171	933	7,463
Cedar Fair	1,084	1,857	38,700
Six Flags Entertainment Corp.	1,064	3,264	28,900
Jos A Bank Clothiers Inc.	1,041	1,190	5,883
Vail Resorts Inc.	1,024	1,941	20,500
Gaylord Entertainment Co.(1)	952	1,942	10,363
Steiner Leisure Ltd.	786	702	7,308
Ethan Allen Interiors Inc.	732	741	5,000
Intl. Speedway Corp.	615	1,276	880
Life Time Fitness, Inc.	1,103	2,145	20,000
Percentile Rank of Life Time Fitness, Inc.	66%	92%	72%
(1)	Information based on Standard & Poor’s Research Insight using publicly available filings through December 31, 2012.

(2)

Gaylord Entertainment Co. converted to a REIT in May 2012 and sold management rights to Marriott International Inc. Mercer used public filings prior to the REIT conversion in updating the relevant market data.

The compensation committee then compared our NEOs’ base salaries, annual cash incentives and annual incentive equity award elements using the peer group for similarly positioned executives.

In addition, the compensation committee reviewed survey data consisting of similarly sized publicly traded companies, targeting a revenue range from $500 million to $2.0 billion, from different industries to get a cross-industry viewpoint on how similarly sized companies compensate executives. The survey data was gathered from the 2012 Mercer US Global Premium Executive Remuneration survey and provided a sample size of 162, which helped to minimize the risks associated with outliers from a smaller group. The committee then compared our NEOs’ base salaries, annual cash incentives and annual long-term incentive award elements using the survey data for similarly positioned executives.

Performance as Compared to Market Data

The Committee does not rely on predetermined formulas or criteria when evaluating executive compensation, but considers comparable market data provided by Mercer. The following table compares our company’s performance to both the peer group and survey data.

	Trailing 12 Month			Trailing Three Year
	Revenue Growth Percentile Rank	EBITDA Margin Percentile Rank	TSR Percentile Rank	Revenue Growth Percentile Rank	EBITDA Margin Percentile Rank	TSR Percentile Rank
Peer Group	92nd	75th	8th	82nd	75th	64th
Survey Data	79th	64th	38th	76th	65th	81st

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EXECUTIVE COMPENSATION (CONTINUED)

The following table compares the approximate percentile rank of our CEO’s compensation with the compensation of CEOs in our peer group and the surveyed companies:

		Total Target Cash Compensation	Incentive Compensation (Annual Equity Grants)	Total Direct Compensation
Percentile of Market Data
Bahram Akradi	Peer Group Data	App. 75th	Above 90th	Above 90th
	Survey Data	75th to 90th	75th to 90th	75th to 90th

With respect to our other NEOs, Mr. Robinson’s total direct compensation benchmarked in the 50th to 75th percentile and 75th to 90th percentile with respect to the peer group and survey data, respectively; Mr. Zwiefel’s total direct compensation benchmarked at or above the 90th percentile with respect to both the peer group and survey data; Mr. Buss’s total direct compensation benchmarked within the 75th to 90th percentile with respect to both the peer group and survey data; and Ms. Kozikowski’s total direct compensation benchmarked in the 25th to 50th percentile and approximately 75th percentile of the peer group and survey data, respectively. Our compensation committee believed it was appropriate to pay most of our other NEOs above the 50th percentile as compared to our peer group because our company’s performance was in the top quartile for revenue growth and EBITDA margin as compared to our peer group. Our company’s market capitalization was also in the 92nd percentile of our peer group. In addition, while Mr. Zwiefel’s total direct compensation benchmarked in the 90th percentile against our peer group, Mr. Zwiefel was compared to a combination of 3rd, 4th and 5th pay ranked executives. However, Mr. Zwiefel’s level of responsibilities at the company more closely aligned to the position of chief operating officer, a position which he was appointed to later in the year, warranting the higher compensation.

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EXECUTIVE COMPENSATION (CONTINUED)

The following graphic shows how Mr. Akradi’s total direct compensation benchmarked to the various metrics of our peer group and the survey data that our compensation committee considered:

(1)	Trailing 12 month and trailing three year data referenced publicly available filings through December 31, 2012.

Overall, our company’s performance as compared to both our peers and the broader survey companies was quite favorable. Our company’s performance was in the top quartile for revenue growth and EBITDA margin against our peer group. Our company’s market capitalization was in the 92nd percentile of our peer group. While the compensation committee was disappointed with the low one-year TSR rank, our three-year TSR was in the 64th and 81st percentile with respect to the peer group and survey data. Ultimately, the compensation committee believed that longer-term metrics were more relevant in evaluating our company’s performance.

Evaluation of Three-Year Program

As discussed in the section entitled “Application of Our Philosophy — Aligning Compensation with Our Long-Term Strategy” on page 22, we adopted a three-year annual compensation program beginning in 2011. As shown in the above comparisons, our company successfully grew revenue and EBITDA margin as compared to its peer group and survey data for the first two years of the three-year program. While our executive team delivered strong results for the third year of the three-year program, actual diluted EPS and EBT for 2013 were less than budgeted diluted EPS and EBT for 2013. Consequently, the actual payout of executive compensation for 2013 was less than in 2012.

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EXECUTIVE COMPENSATION (CONTINUED)

2013 Executive Compensation Program

Elements and Mix of 2013 Compensation

For 2013, consistent with the previously established three-year compensation program, our executive compensation included a mix of annual cash compensation, some of which varies based on company performance, and long-term incentive compensation in the form of annual restricted stock grants, 25% of which are potentially forfeitable based upon company performance. The compensation committee believes that a substantial portion of compensation should either tie to performance or align the long-term interests of our executives with those of our shareholders. The compensation committee believes that compensation tied to specific performance metrics and grants of restricted stock meet those goals.

The following table shows the mix of elements of total direct compensation for Mr. Akradi and the average total direct compensation for our other NEOs:

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EXECUTIVE COMPENSATION (CONTINUED)

Core Elements of Our Company’s 2013 Executive Compensation Program

Element	Goal	Basic Design	Performance Based
Base Salary	To provide recurring compensation for the fulfillment of regular duties and responsibilities and to attract and retain talented executives	Cash payment which represents approximately 15% of the CEO’s total direct compensation and an average of 26% of our other NEOs’ total cash compensation	No
Annual Cash Incentive	To incent executives to deliver upon our financial performance goals

Cash bonuses paid on a monthly basis throughout the year based upon year-to-date budgeted performance with a portion withheld to offset potential excess payment due to poor performance in later parts of the year

Performance goal derived from our company’s annual budget

Yes
Restricted Stock (Long-Term Incentive Compensation)	To align executives’ interests with shareholders interests and to foster an ownership culture	Annual restricted stock grants	Yes
Performance-Based Vesting	To incent executives to deliver upon our financial performance goals

Restricted stock grants, 25% of which are forfeitable subject to attainment of performance goals derived from our company’s annual budget

For fiscal year 2014, the number of shares forfeitable under our annual stock grant was increased to 50%

Stock also vests in 25% installments over a four-year period

Includes performance component
Time-Based Vesting	To retain talented executives	Restricted stock grants which account for 75% of the annual restricted stock grant Stock vests in 25% installments over a four-year period	Value increases or decreases in correlation to share price
Retirement Plans	To provide retirement savings in a tax-efficient manner

401(k) plan (subject to ERISA limits) or a non-qualified deferred compensation plan, with a matching contribution, if any, determined by the compensation committee and provided to participants generally

No
Perquisites	To assist executives in carrying out their duties		No

Annual Compensation — Cash

Our compensation committee generally establishes the total cash compensation opportunity for each executive and then determines the proportion of the total cash compensation amount that will be a performance-based opportunity. The target cash compensation was kept the same as in prior years except with respect to Mr. Zwiefel.

Individually, Mr. Zwiefel continued to expand his role as chief of operations, in which he was responsible for all operational aspects of our Healthy Way of Life destinations along with his oversight of multiple corporate businesses and corporate services functions. He was also promoted to executive vice president and chief operating officer in

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EXECUTIVE COMPENSATION (CONTINUED)

October of 2013. Mr. Akradi recommended, and the compensation committee approved, an increase to his total target cash compensation effective January 1, 2013 as a result of his increased responsibilities and performance.

Base Salary

Name	2011 Salary ($)	Increase (%)	2012 Salary ($)	Increase (%)	2013 Salary ($)
Bahram Akradi	940,000	—	940,000	—	940,000
Michael R. Robinson	366,850	—	366,850	—	366,850
Jeffrey G. Zwiefel	300,150	—	300,150	22.2	366,850
Eric J. Buss	300,150	—	300,150	—	300,150
Tami A. Kozikowski(1)	—	—	106,313	—	300,150
(1)	Ms. Kozikowski was hired in August of 2012.

Annual Incentive Compensation

With respect to performance-based cash compensation, the compensation committee determined that our company’s budgeted EBT for 2013, which was $207.0 million, was the appropriate performance metric for the performance-based portion of cash compensation to incent NEOs to improve our company’s performance. Our compensation committee believes that individual executive performances should not be highlighted in the area of cash-based incentive pay due to the executive team’s focus on collaborative decision making and on meeting company’s financial performance goals.

Actual bonuses paid to participants equal the total cash compensation target multiplied by 2013 actual EBT divided by 2013 budgeted EBT, with base salary then subtracted from the resulting number. Under our annual bonus program, our company pays cash bonuses to each participant on a monthly basis throughout the year based upon its year-to-date performance in relation to predetermined year-to-date budgeted EBT. Our company withholds payout on a portion of the monthly portion of the year-to-date bonus component to offset a potential excess payment in case performance falls below thresholds in latter months of the year. For 2013, our actual EBT performance was 96.8% of budgeted EBT resulting in actual payout of our annual incentive compensation below the incentive target, which aligns with our pay-for-performance philosophy:

Name	2013 Incentive Target ($)	2013 Incentive Payout ($)
Bahram Akradi	1,310,000	1,237,655
Michael R. Robinson	183,150	165,466
Jeffrey G. Zwiefel	183,150	165,466
Eric J. Buss	149,850	135,381
Tami A. Kozikowski	149,850	135,381

The following table shows the payout of the annual incentive compensation as compared to the target annual incentive compensation for our NEOs over the past three years:

Name	2011 Incentive Comp. Payout ($)	2011 Payout vs. Target Incentive Comp. (%)	2012 Incentive Comp. Payout ($)	2012 Payout vs. Target Incentive Comp. (%)	2013 Incentive Comp. Payout ($)	2013 Payout vs. Target Incentive Comp. (%)
Bahram Akradi	1,427,000	108.9	1,310,225	100.0	1,237,655	94.5
Michael R. Robinson	211,750	115.6	183,205	100.0	165,466	90.3
Jeffrey G. Zwiefel	173,250	115.6	149,895	100.0	165,466	90.3
Eric J. Buss	173,250	115.6	149,895	100.0	135,381	90.3
Tami A. Kozikowski(1)	—	—	53,078	100.0	135,381	90.3
(1)	Ms. Kozikowski was hired in August of 2012.

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EXECUTIVE COMPENSATION (CONTINUED)

Long Term Compensation — Annual Grants of Restricted Stock

For fiscal year 2013, our compensation committee determined that our NEOs should each be granted the following number of restricted shares that vest 25% per year on March 1 of each of 2014, 2015, 2016 and 2017, subject to the forfeiture component described below. The compensation committee believes restricted stock aligns the long-term pay our NEOs would realize upon vesting with our company’s TSR during the same period and encourages our executives to drive shareholder value.

Name	Number of Shares	Fair Value ($)(1)
Bahram Akradi	100,000	4,180,000
Michael R. Robinson	25,000	1,045,000
Jeffrey G. Zwiefel	20,000	836,000
Eric J. Buss	20,000	836,000
Tami A. Kozikowski	12,000	501,600
(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (“ASC 718”). The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the New York Stock Exchange on the date of grant.

Our compensation committee also believes that subjecting 25% of the annual restricted stock grant to a performance-based metric, budgeted diluted EPS for 2013 of $2.95, would incent the NEOs to meet our company’s goals while ensuring alignment with shareholder interests. Accordingly, 25% of the shares referenced above were subject to forfeiture in the event that our actual diluted EPS for 2013 was less than our budgeted diluted EPS for 2013 of $2.95 per share according to the following table:

Actual Diluted EPS for 2013 as a Percentage of 2013 Budgeted Diluted EPS	Percentage of Original Restricted Shares Granted to be Forfeited
100% or Above	0%
90% to 99%	1% forfeited for each percent below 100% of Budgeted Diluted EPS
83% to 90%	10% forfeited plus an additional 2% forfeited for each percent below 90% of Budgeted Diluted EPS
83% or Less	25%

Because our diluted EPS of $2.93 for 2013 was 99% of the budgeted diluted EPS for 2013, one percent of these shares were forfeited.

While the table above and the Summary Compensation Table on page 35 of the proxy statement shows the fair market value of the restricted stock assuming no forfeiture for performance, the following table shows the value as of the date of grant with the ultimate number of shares delivered after forfeiture of any stock due to performance, in line with our pay-for performance philosophy. The table below shows the actual value of the stock award decreased from 2012 to 2013 due to a decrease in stock price and the above mentioned forfeiture and increased from 2011 to 2012 due to an increase in stock price.

Name	2011 Stock Award ($)(1)	Increase/ (Decrease) (%)	2012 Stock Award ($)(1)	Increase/ (Decrease) (%)	2013 Stock Award ($)(1)
Bahram Akradi	3,848,000	32.5	5,099,000	(18.8)	4,138,200
Michael R. Robinson	962,000	32.5	1,274,750	(18.8)	1,034,550
Jeffrey G. Zwiefel	769,600	32.5	1,019,800	(18.8)	827,640
Eric J. Buss	769,600	32.5	1,019,800	(18.8)	827,640
Tami A. Kozikowski(2)	—	—	487,400	N/A	496,584
(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718, provided, however, that any shares forfeited due to the failure to meet performance targets have been excluded.

(2)	Ms. Kozikowski was hired in August of 2012.

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EXECUTIVE COMPENSATION (CONTINUED)

As noted earlier, 50% of the shares of our annual long-term time-based restricted stock grant for 2014 are subject to potential forfeiture depending upon our company’s actual diluted EPS performance for the fiscal year ending 2014, as opposed to 25% of the shares in prior years.

Perquisites

We provide our executive officers with perquisites and benefits that our compensation committee believes are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. Our compensation committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. Page 36 of the proxy statement summarizes the perquisites.

Other Benefits

We offer the Executive Nonqualified Excess Plan of Life Time Fitness, a nonqualified deferred compensation plan, for the benefit of our highly compensated employees. Participants may voluntarily elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants are of the same type and risk categories as those offered under our 401(k) plan. We may make matching contributions and/or discretionary contributions to this plan; however, any matching contribution made by us under this plan is limited to the maximum matching contribution that such participant would have received under our 401(k) plan. For 2013, our company matched 70% of the total contribution of each participant, including our NEOs, to the 401(k) and nonqualified plans.

Our NEOs are eligible for additional, company-wide benefits on the same basis as other full-time employees, including a 401(k) plan (and related matching, if any) as well as health, medical and welfare programs.

Employment Agreements and Change in Control Provisions

Executive Employment Agreement

All of our current NEOs other than Mr. Akradi and Ms. Kozikowski have the same form of executive employment agreement.

We believe that our company has enjoyed considerable growth and success in the industry because of our company’s innovative, confidential and proprietary management and marketing methods and plans. We also desire to assure our executive’s continuing services including, but not limited to, under circumstances in which there is a possible threatened or actual change in control of our company. We believe it is important to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a potential severance of employment; to encourage the executive’s full attention and dedication to our company, including in the event of any threatened or impending change in control; and to provide the executive with compensation and benefits arrangements upon a severance of employment which are competitive with those of other corporations.

A summary of the payments under the executive employment agreement is included on page 40 of this proxy statement.

Change in Control Provisions

Historically, equity awards (other than our May 2012 grant) were subject to a provision providing for accelerated vesting upon a change in control, i.e., a single trigger vesting. Our compensation committee decided that all equity awards granted going forward will not provide for accelerated vesting solely upon a change in control but instead will accelerate only if the employee’s employment is also terminated by our company or its successor for any reason other than cause within two years following a change in control (or if the award is not assumed by the acquiring company in the transaction). Double-trigger vesting was reflected in our grants of restricted stock made in February of 2014. Further explanation of our accelerated vesting of equity award in certain situations is described on page 40.

We do not gross-up compensation with respect to any excise tax as a result of any change in control.

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EXECUTIVE COMPENSATION (CONTINUED)

Compensation-Related Governance Policies and Other Considerations

The following is a summary of our material compensation-related governance policies:

•

Stock Ownership Policy. Our stock ownership policy requires that certain executives and non-employee directors hold stock having a value equal to or greater than the corresponding amount in the following table:

Position	Ownership Goal
Non-employee Director	3x annual cash stipend
Chief Executive Officer or Executive Chairperson	5x annual base salary
President, Chief Operating Officer, Chief Financial Officer or Executive Vice President	3x annual base salary
Senior Vice President	1x annual base salary

The executives and non-employee directors have a five-year period to meet the ownership goal. All directors and NEOs currently meet the ownership goal.

•

Clawback Policy. Our clawback policy provides that if, after an incentive award is paid, we issue a restatement of our consolidated financial statements because of noncompliance with financial reporting requirements, each executive shall, at the request of the compensation committee, remit to our company the net proceeds of any awards (i.e., net of taxes) that the executive would not have received if the consolidated financial results had been as reported in the restatement. The policy gives the compensation committee discretion to adjust the amount subject to clawback as it deems appropriate, taking into consideration any relevant factors, including the executive’s role, if any, in the matters resulting in the restatement.

•

Double Trigger Vesting of Equity Awards upon a Change of Control. All equity awards prior to 2014 (other than our May 2012 grant) are subject to a provision providing for accelerated vesting upon a change of control, i.e., a single trigger. Our compensation committee has decided that all equity awards granted going forward will not provide for accelerated vesting solely upon a change of control but instead will accelerate only if the employee’s employment is also terminated by our company or its successor for any reason other than cause within two years following a change of control (or if the award is not assumed by the acquiring company in the transaction). Our May 2012 grant already contains this double trigger vesting provision.

•

Anti-Hedging and -Pledging Policy. As part of its insider trading policy, our company has an anti-hedging policy for all employees and directors prohibiting the purchase of any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities whether held directly or indirectly. In addition, our company has an anti-pledging policy for all executive officers and directors prohibiting them from purchasing securities on margin, borrowing against company securities held in a margin account, or pledging company securities as collateral for a loan.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include our chief executive officer and the other three most highly compensated executive officers (other than our chief financial officer).

Our compensation committee considers our ability to deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our executive compensation programs. However, our compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of our company and our shareholders. In 2013, Section 162(m) limited the deductibility of $802,714 in compensation to Mr. Akradi as compared to $1.318 million in the prior year.

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May 2012 Grant of Performance-Based Restricted Stock

In May 2012, our compensation committee approved the grant of long-term performance-based restricted stock to management. The compensation committee’s philosophy behind the grant was to put into place special compensation awards with very aggressive, “stretch” long-term incentive targets which, if achieved, would translate into transformational company performance and likely correspond to a substantial return to our shareholders. If the goals were not achieved, no additional compensation would be paid to management and there would be no expense to our company.

The following are the performance metrics underlying the plan:

	Cumulative Diluted EPS		ROIC
	Measurement Period	Diluted EPS Target	Measurement Period	ROIC Target
2015 Performance Period 50% vest if we achieve both performance targets	Apr. 1, 2012 through Dec. 31, 2015	$13.68	Jan. 1, 2015 through Dec. 31, 2015	8.9%
2016 Performance Period All/remaining vest if we achieve both performance targets	Apr. 1, 2012 through Dec. 31, 2016	$18.96	Jan. 1, 2016 through Dec. 31, 2016	9.0%

In May 2012, we did not believe achievement of any of the cumulative diluted EPS or the ROIC targets to be probable. That conclusion has not changed, and no compensation expense has been recognized in our consolidated financial statements relating to the grants since their issuance.

Our cumulative diluted EPS (unaudited) for the six quarters from April 1, 2012 through December 31, 2013, the portion of the performance period that has occurred, was $4.99. In addition, our average quarterly year-over-year diluted EPS growth between April 1, 2012 and December 31, 2013 was 14.2%. To provide context for the future aggressiveness of the diluted EPS targets, the average quarterly year-over-year diluted EPS growth needed to meet 2015 and 2016 diluted EPS targets for the eight quarters between January 1, 2014 and December 31, 2015 and the twelve quarters between January 1, 2014 and December 31, 2016 is 29.3% and 25.0%, respectively. The highest average quarterly year-over-year diluted EPS growth over a consecutive eight and twelve quarter period that we have attained in the past five years was 16.0% and 15.8%, respectively.

Our ROIC for the year ended 2013 was 7.4%.

The following table shows the number of shares granted to each of our NEOs and the grant date fair value of the shares assuming vesting:

NEO	Number of Shares	Fair Market Value ($)(1)
Bahram Akradi	240,000	11,061,600
Michael R. Robinson	50,000	2,304,500
Jeffrey G. Zwiefel	50,000	2,304,500
Eric J. Buss	50,000	2,304,500
Tami A. Kozikowski	20,000	974,800
(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718, provided, however, the table presumes that vesting of the shares is probable. The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the New York Stock Exchange on the date of grant.

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EXECUTIVE COMPENSATION (CONTINUED)

Compensation Committee Report

The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Joseph S. Vassalluzzo, Chair

Giles H. Bateman

John K. Lloyd

Martha A. Morfitt

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EXECUTIVE COMPENSATION (CONTINUED)

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2013, 2012 and 2011, for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving at fiscal year-end, together referred to as our named executive officers (“NEOs”):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Bahram Akradi	2013	940,000		—	4,180,000	(3)	—	1,237,655	84,655	6,442,310
Chairman of the Board of Directors, President and Chief Executive Officer	2012 2011	940,000 940,000		— —	5,099,000 3,848,000		— —	1,310,225 1,427,000	73,581 79,800	7,422,806 6,294,800
Michael Robinson(4)	2013	366,850		—	1,045,000	(3)	—	165,466	19,505	1,596,821
Executive Vice President	2012	366,850		—	1,274,750		—	183,205	23,018	1,847,823
and Chief Financial Officer	2011	366,850		—	962,000		—	211,750	21,384	1,561,984
Jeffrey G. Zwiefel	2013	366,850	(5)	—	836,000	(3)	—	165,466	20,405	1,388,721
Executive Vice President, Chief	2012	300,150	(6)	—	1,019,800		—	149,895	22,418	1,492,263
Operating Officer	2011	300,150		—	769,600		—	173,250	21,916	1,264,917
Eric J. Buss(4)	2013	300,150		—	836,000	(3)	—	135,381	21,005	1,292,536
Executive Vice President	2012	300,150		—	1,019,800		—	149,895	23,018	1,492,863
	2011	300,150		—	769,600		—	173,250	22,516	1,265,516
Tami A. Kozikowski(4)	2013	300,150		—	501,600	(3)	—	135,381	20,338	957,469
Executive Vice President,	2012	106,313		—	487,400		—	53,078	5,570	652,361
Real Estate and Development

(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance ASC 718 for the fiscal year ended December 31, 2013. The grant date fair value of the awards is calculated by multiplying the number of shares in the award, which are deemed probable of vesting, by the closing price for a share of our common stock on the NYSE on the date of grant.

Summary Compensation Table: Supplement to Show May 2012 Grant Assuming Vesting

On May 8, 2012, and August 17, 2012 for Ms. Kozikowski, our compensation committee approved certain restricted stock grants to our executive officers and certain other employees. As required by SEC rules, no value was attributed to the award in the Summary Compensation Table because, at the time of the grant, the achievement of the cumulative diluted EPS and ROIC targets were not probable, and, therefore, the aggregate grant date fair value of these awards, calculated in accordance with ASC Topic 718, was zero. The values of the awards at the grant date assuming all performance measures will be achieved were:

Name	Grant Date Fair Value of May 2012 Grant Assuming Full Vesting ($)(a)
Bahram Akradi	11,061,600
Michael R. Robinson	2,304,500
Jeffrey G. Zwiefel	2,304,500
Eric J. Buss	2,304,500
Tami A. Kozikowski	974,800
(a)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718, provided, however, the table presumes that vesting of the shares is probable. The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the New York Stock Exchange on the date of grant.

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EXECUTIVE COMPENSATION (CONTINUED)

(2)	The following table sets forth all other compensation amounts for 2013 by type:

Name	Home Connectivity and Phone Allowance ($)		Use of Company Car and Related Expenses ($)	Car Allowance ($)	Matching 401(k) and Retirement Plan Contributions ($)		Long-term Disability Payments ($)	Personal Use of Company Aircraft ($)	Other ($)	Total All Other Compensation ($)
Bahram Akradi	30,618	(a)	19,857	12,000	5,355		1,550	15,275	—	84,655
Michael R. Robinson	3,600		—	9,000	5,355		1,550	—	—	19,505
Jeffrey G. Zwiefel	4,500		—	9,000	5,355	(b)	1,550	—	—	20,405
Eric J. Buss	4,500		—	9,600	5,355		1,550	—	—	21,005
Tami A. Kozikowski	4,500		—	9,600	5,355		832	—	51	20,338
(a)

Home connectivity for Mr. Akradi includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home offices with those of our corporate headquarters, including the ability to use his home offices as a full-service remote location for business meetings. Phone allowance for Mr. Akradi includes payment of his cell phone plan and wireless cards for a portion of the year, and his phone stipend for the year.

(b)	Includes $79 contributed by our company to Mr. Zwiefel’s Executive Nonqualified Excess Plan.

In addition to the amounts set forth above, our NEOs received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel expenses associated with travel and lodging for which the purpose of the trip was primarily business-related, and use of our company’s support staff for assistance with personal matters. In addition, certain personal guests accompanied Mr. Akradi and the other NEOs, while using our plane for business-related purposes for which there were no incremental costs.

(3)

The value for the 2013 Stock Awards represents the aggregate grant date fair value of shares of restricted stock granted to each of the NEOs on February 26, 2013, at a share price of $41.80, which was the closing price for a share of our common stock on the NYSE on February 26, 2013, for an aggregate grant date fair value computed in accordance with ASC 718 as follows:

Name	Number of Shares	Aggregate Grant Date Fair Value ($)(a)
Bahram Akradi	100,000	4,180,000
Michael R. Robinson	25,000	1,045,000
Jeffrey G. Zwiefel	20,000	836,000
Eric J. Buss	20,000	836,000
Tami A. Kozikowski	12,000	501,600

(a)

As discussed in footnote 2 of the Grants of Plan-Based Awards in 2013 table on page 37, certain of these shares were forfeited for each of our NEOs because the diluted EPS performance hurdle was not achieved.

(4)

Mr. Robinson retired from his position as executive vice president and chief financial officer as of the end of day March 1, 2014. We are retaining Mr. Robinson as an employee for the 18 months following March 1, 2014. Mr. Buss assumed the role of interim chief financial officer as of March 2, 2014. Ms. Kozikowski was hired in August of 2012.

(5)	For the fiscal year ended December 31, 2013, $20,414 of Mr. Zwiefel’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(6)	Includes an additional $1,504 of salary that was deferred under the Executive Nonqualified Excess Plan.

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EXECUTIVE COMPENSATION (CONTINUED)

Grants of Plan-Based Awards in 2013

The following table sets forth certain information concerning plan-based awards granted to the NEOs during the 2013 fiscal year. No options were re-priced or modified during the fiscal year.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Target ($)(1)	Threshold (#)(2)	Target (#)(2)
Bahram Akradi		1,310,000	—	—	—
	2/26/2013	—	75,000	100,000	4,180,000
Michael R. Robinson		183,150	—	—	—
	2/26/2013	—	18,750	25,000	1,045,000
Jeffrey G. Zwiefel		183,150	—	—	—
	2/26/2013	—	15,000	20,000	836,000
Eric J. Buss		149,850	—	—	—
	2/26/2013	—	15,000	20,000	836,000
Tami A. Kozikowski		149,850	—	—	—
	2/26/2013	—	9,000	12,000	501,600

(1)

These amounts represent the potential target bonus amounts available to our executives for fiscal 2013 as described in the “Annual Incentive Compensation” section beginning on page 29. Actual incentive compensation paid is calculated based upon the relationship of our actual EBT performance to budgeted EBT performance and is not limited by any minimum or maximum thresholds. The actual amounts of the incentive payouts earned by our executives during fiscal 2013 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 35.

(2)

The restricted stock granted on February 26, 2013, under our 2011 Plan, vests as to 25% of the total number of shares on March 1 of each of 2014, 2015, 2016 and 2017 (subject to accelerated vesting in certain circumstances). These grants are subject to certain forfeiture provisions if pre-determined diluted EPS performance hurdles are not achieved as described in the “Long-Term Compensation — Annual Grants of Restricted Stock” section on page 30.

We achieved $2.93 in diluted EPS for fiscal 2013 which was 99% of the budgeted diluted EPS hurdle of $2.95 for fiscal 2013, and, therefore, one percent of the shares were forfeited for each of our NEOs, which represented the following number of shares for each NEO:

Name	Number of Shares Forfeited
Bahram Akradi	1,000
Michael R. Robinson	250
Jeffrey G. Zwiefel	200
Eric J. Buss	200
Tami A. Kozikowski	120

Executives may vote and receive dividends, if any, on restricted shares that they hold; however, they are not entitled to receive dividends, if declared, until the underlying restricted shares vest. Restricted shares may not be transferred and are subject to possible forfeiture until they vest. (See “Employment Agreements and Accelerated Vesting of Equity Awards” section on page 40 for details on accelerated vesting in certain situations).

(3)	Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718 for the fiscal year ended December 31, 2013.

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EXECUTIVE COMPENSATION (CONTINUED)

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the NEOs at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Bahram Akradi	—		—	—	—
						485,928		22,838,616
Michael R. Robinson	67,500	(3)	—	18.50	6/29/2014
	20,000	(4)	—	25.47	3/1/2015	112,500	(5)	5,287,500
Jeffrey G. Zwiefel	—		—	—	—
						100,000		4,700,000
Eric J. Buss	—		—	—	—
						100,000		4,700,000
Tami. A. Kozikowski	—		—	—	—
						39,500		1,856,500

(1)	Includes the unvested shares of the following restricted stock awards:

Name	March 12, 2010 (#)(a)	February 23, 2011(#)(a)	February 21, 2012 (#)(a)	May 8, 2012 (#)(a)	August 17, 2012 (#)(a)		February 26, 2013 (#)(a)
Bahram Akradi	83,710	100,000	100,000	240,000	—		100,000	(b)
Michael R. Robinson	25,000	25,000	25,000	50,000	—		25,000	(b)
Jeffrey G. Zwiefel	20,000	20,000	20,000	50,000	—		20,000	(b)
Eric J. Buss	20,000	20,000	20,000	50,000	—		20,000	(b)
Tami A. Kozikowski	—	—	—	—	10,000		12,000	(b)
					20,000	(c)
(a)	“Vesting Terms for Stock Grants from 2010 to 2013” table below details the vesting terms for these grants.

(b)	Each NEO forfeited one percent of the restricted shares as discussed in footnote 2 of the Grants of Plan-Based Awards in 2013 table on page 37.

(c)	The 20,000 shares of restricted stock granted to Ms. Kozikowski on August 17, 2012, were granted on the same terms as the May 2012 grant.

(2)	Value based on a share price of $47.00, which was the closing price for a share of our common stock on the NYSE on December 31, 2013.

(3)

The stock options granted to Mr. Robinson (67,500 shares) on June 29, 2004 vested and became exercisable as to 50% of the shares on each of June 29, 2010 and June 29, 2011, subject to accelerated market condition vesting.

(4)	Stock option granted March 1, 2005 for 20,000 shares vested and became exercisable in 25% increments on each annual anniversary of the date of grant.

(5)

In connection with Mr. Robinson’s retirement as executive vice president and chief financial officer on March 1, 2014, Mr. Robinson forfeited all restricted stock granted by our company that had not vested as of the end of day March 1, 2014.

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EXECUTIVE COMPENSATION (CONTINUED)

Vesting Terms for Stock Grants from 2010 to 2013

Date of Grant	Vesting Terms (subject to accelerated vesting in certain circumstances)	Performance Vesting or Forfeitures
March 12, 2010	25% of the total number of shares on March 1 of each of 2011, 2012, 2013 and 2014	No Forfeiture
February 23, 2011	25% of the total number of shares on March 1 of each of 2012, 2013, 2014 and 2015	No Forfeiture
February 21, 2012	25% of the total number of shares on March 1 of each of 2013, 2014, 2015 and 2016.	No Forfeiture
August 17, 2012(a)	25% of the total number of shares on August 16 of each of 2013, 2014, 2015 and 2016.	No Forfeiture
May 8, 2012 and August 17, 2012(b)

50% of the total number of shares in the event specified cumulative diluted EPS and ROIC targets are achieved for fiscal year 2015. The remaining 50% of the total number of shares in the event the specified cumulative diluted EPS and ROIC targets are achieved for fiscal year 2016, or 100% of the total number of shares in the event the specified cumulative diluted EPS and ROIC targets are not achieved for fiscal 2015, but the cumulative diluted EPS and ROIC targets for fiscal year 2016 is achieved.

50% of the total number of shares will be forfeited in the event the specified cumulative diluted EPS and ROIC targets are achieved for fiscal year 2015, but not achieved for fiscal year 2016. 100% of the total number of shares will be forfeited in the event the cumulative diluted EPS and ROIC targets are not achieved for fiscal years 2015 and 2016.

February 26, 2013	25% of the total number of shares on March 1 of each of 2014, 2015, 2016 and 2017.	1% of shares granted forfeited by each NEO.
(a)	10,000 restricted shares granted to Ms. Kozikowski on August 17, 2012.

(b)	20,000 restricted shares granted to Ms. Kozikowski on August 17, 2012.

2013 Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during fiscal 2013 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bahram Akradi	—	—	122,368	5,123,548
Michael R. Robinson	—	—	32,639	1,366,595
Jeffrey G. Zwiefel	9,000	150,030	24,260	1,015,766
Eric J. Buss	—	—	26,111	1,093,268
Tami A. Kozikowski	—	—	2,500	124,875

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EXECUTIVE COMPENSATION (CONTINUED)

Nonqualified Deferred Compensation for 2013

The following table sets forth certain information concerning nonqualified deferred compensation contributed to the Executive Nonqualified Excess Plan of Life Time Fitness of amounts earned during fiscal 2013 for the NEOs:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Bahram Akradi	—		—		—	—	—
Michael R. Robinson	—		—		—	—	—
Jeffrey G. Zwiefel	20,414	(3)	79	(4)	37,115	—	171,795
Eric J. Buss	—		—		—	—	—
Tami A. Kozikowski	—		—		—	—	—

(1)

The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of our company, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Zwiefel’s rate of return was 14.1%.

(2)

Includes the following amounts previously reported in prior years’ Summary Compensation Tables: Mr. Zwiefel — Salary ($19,361 in 2011 and $19,481 in 2012) and All Other Compensation ($1,699 in 2011, and reported as $1,699 in 2012, however, the correct amount was $195).

(3)	This amount was reported in the “Salary” column of the Summary Compensation Table on page 35.

(4)	This amount was reported in the “All Other Compensation” column of the Summary Compensation Table on page 35.

All highly compensated employees eligible to participate in the Executive Nonqualified Excess Plan of our company, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our company’s 401(k) plan and may be modified or changed by the participant or our company at any time. Distributions can be paid out as in-service payments or at retirement. Upon retirement, a participant’s account benefits can be paid out as a lump sum or in annual installments over a term of up to 10 years. We may make matching contributions and/or discretionary contributions to this plan. However, any matching contribution made by our company to participants under this plan is limited to the maximum matching contribution that such participant would have received under our 401(k) plan. If we did desire to make contributions to this plan, the contributions would vest to each participant according to their years of service with our company.

Employment Agreements and Accelerated Vesting of Equity Awards

All of our current NEOs other than Mr. Akradi and Ms. Kozikowski have the same form of executive employment agreement. Below is a description of the payments made to those individuals in certain situations pursuant to the employment agreements. As previously disclosed, Mr. Robinson retired from his positions as executive vice president and chief financial officer effective March 1, 2014. The description of payments below is based on his employment agreement in effect at December 31, 2013. The terms of his continuing employment are set forth in a transition agreement that is described in a Form 8-K filed with the SEC on February 20, 2014.

Executive’s Termination Other than Within One Year Following a Change of Control

Our employment agreements provide that if an executive’s employment is terminated other than within one year following a change of control (as defined in the “Definitions and Payment Details” section on page 43) for any of the following reasons then we are to provide the executive with the payments set forth below:

•	the executive’s employment is terminated by us for any reason other than for cause (as defined in the “Definitions and Payment Details” section on page 43) or death or disability; or

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EXECUTIVE COMPENSATION (CONTINUED)

•	the executive terminates his employment for good reason (as defined in the “Definitions and Payment Details” section on page 43).

In the case of the executive’s termination as discussed above, then we are to provide the executive with the following:

•

payment in an amount equal to 1 1/2 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if executive resigns for good reason due to a 25% or greater reduction in executive’s Target Salary, the Target Salary in effect immediately prior to the reduction);

•	up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment; and

•

continuation of medical plan coverage and life insurance coverage for a period of up to 18 months, not to exceed the COBRA continuation period, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment.

The following table presents the estimated total amounts that would be paid out to the executive officer if his or her employment was terminated in accordance with the above as of December 31, 2013.

Name	Cash Severance Payments ($)(1)	Aggregate Outplacement Costs ($)	Continued Benefits Coverage ($)(2)	Total Potential Payout ($)
Bahram Akradi	—	—	—	—
Michael R. Robinson	825,000	10,000	16,603	851,603
Jeffrey G. Zwiefel	825,000	10,000	16,603	851,603
Eric J. Buss	675,000	10,000	16,603	701,603
Tami A. Kozikowski	—	—	—	—

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)

Because our company’s medical plan coverage is self-funded, our company assumed that the cost of Continued Benefits Coverage would equal the difference between our company’s “net equivalency rate” as of December 31, 2013 — the amount our company charges to terminated employees who elect continued coverage under Cobra — minus the premiums for the applicable health plan. The actual amount that would be paid to the executive officer would depend upon whether the executive elected Cobra coverage pursuant to his employment agreement and would equal the amounts actually paid by our company for claims related to the covered period minus the amount the executive actually paid for medical plan coverage. Also includes 18 months of life insurance premiums paid by our company for life insurance for each executive.

Executive’s Termination within One Year of a Change of Control

Our employment agreements also provide that if the executive’s employment terminates within one year of a change of control for any of the following reasons then we are to provide the executive with the payments set forth below:

•	the executive’s employment is terminated by us or a successor other than for cause or death or disability; or

•	the executive terminates his employment for good reason.

In the case of the executive’s termination as discussed above, then we are to provide the executive with the following:

•

payment in an amount equal to 1 3/4 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if executive resigns for good reason due to a 25% or greater reduction in executive’s Target Salary, the Target Salary in effect immediately prior to the reduction);

•	up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment; and

Life Time Fitness, Inc. Proxy Statement    |    41

EXECUTIVE COMPENSATION (CONTINUED)

In addition, all stock option and restricted stock awards granted prior to December 31, 2013 (other than our May 2012 grant), provide that all stock option awards will become immediately exercisable in full and all restricted stock awards will fully vest immediately upon a change of control of our company (i.e., single trigger vesting). The May 2012 grant vests in full if the executive officer’s employment is terminated without cause any time after a change of control. All stock options and stock awards granted after December 31, 2013, provide for accelerated vesting upon a change of control, only if the executive’s employment is also terminated by our company or its successor for any reason other than cause within two years following a change of control (or if the award is not assumed by the acquiring company in the transaction) (i.e., double trigger vesting); however, no awards granted after December 31, 2013 are reflected in the table below, which provides information as of December 31, 2013.

The following table presents the estimated total amounts that would be paid out to the executive officer if his employment was terminated in accordance with the above as of December 31, 2013.

Name	Cash Severance Payments ($)(1)	Aggregate Outplacement Costs ($)	Continued Benefits Coverage ($)(2)	Value of Accelerated Equity Awards ($)(3)	Total Potential Payout ($)
Bahram Akradi	—	—	—	22,838,616	22,838,616
Michael R. Robinson	962,500	10,000	16,603	5,287,500	6,276,603
Jeffrey G. Zwiefel	962,500	10,000	16,603	4,700,000	5,689,103
Eric J. Buss	787,500	10,000	16,603	4,700,000	5,514,103
Tami A. Kozikowski	—	—	—	1,856,500	1,856,500

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)

Because our company’s medical plan coverage is self-funded, our company assumed that the cost of Continued Benefits Coverage would equal the difference between our company’s “net equivalency rate” as of December 31, 2013 — the amount our company charges to terminated employees who elect continued coverage under Cobra — minus the premiums for the applicable health plan. The actual amount that would be paid to the executive officer would depend upon whether the executive elected Cobra coverage pursuant to his employment agreement and would equal the amounts actually paid by our company for claims related to the covered period minus the amount the executive actually paid for medical plan coverage. Also includes 18 months of life insurance premiums paid by our company for life insurance for each executive.

(3)

Value based on a share price of $47.00, which was the closing price for a share of our common stock on the NYSE on December 31, 2013. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares. There were no unvested stock options as of December 31, 2013.

42    |    Life Time Fitness, Inc. Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

Accelerated Vesting of Equity Awards Due to Death or Disability

Under our 2004 and 2011 Plans, and our restricted stock agreements after 2006, if an executive’s employment is terminated due to death or disability, any outstanding stock option will immediately become exercisable in full for one year (or until the option expires, if that occurs sooner), and any restricted stock award will vest in proportion to the term of the award during which the executive was employed. However, the restricted stock agreements issued in connection with the May 2012 grant do not provide for complete vesting of all restricted stock upon termination of employment due to death or disability. The following table excludes the May 2012 grants from the Value of Accelerated Equity Awards and presents the value of the restricted stock awards whose vesting would be accelerated, if the executive’s employment was terminated due to death or disability as of December 31, 2013:

Name	Value of Accelerated Equity Awards ($)(1)
Bahram Akradi	11,558,616
Michael R. Robinson	2,937,500
Jeffrey G. Zwiefel	2,350,000
Eric J. Buss	2,350,000
Tami A. Kozikowski	916,500

(1)

Value based on a share price of $47.00, which was the closing price for a share of our common stock on the NYSE on December 31, 2013. The value of accelerated restricted stock awards is determined by multiplying that closing share price by the number of restricted shares whose vesting is accelerated. There were no unvested stock options as of December 31, 2013.

Definitions and Payment Details

The employment agreements generally define “cause” as our determination in good faith that an executive has:

•	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior that adversely affects our business affairs;

•	been convicted of or pleaded no contest to a felony;

•	been grossly negligent or engaged in willful misconduct in performing his or her duties and responsibilities and thereby materially adversely affected our business affairs;

•	refused to substantially perform or persistently neglected his or her duties and responsibilities, or experienced chronic unapproved absenteeism;

•	demonstrated an inability to perform the duties of his or her position, and is unable to satisfy within 60 days the conditions of any resulting performance improvement plan; or

•	breached any material terms or conditions of the employment agreement.

Events relating to an executive’s absenteeism, neglect or refusal to perform, or inability to perform, will constitute “cause” only if we provide the executive with written notice of the event and the executive fails to remedy the event within 21 business days.

The employment agreements define “good reason” as any of the following events, provided that the executive gives written notice to our company within 90 days of the first occurrence of the event and we fail to remedy the condition within 30 days thereafter:

•	our breach of any material terms or conditions of the employment agreement;

•	our executive offices are relocated outside of a 75 mile radius of its current location, if the relocation results in a material change to the location where the executive performs services for us;

•	our reduction of an executive’s Target Salary by 25% or more, or our material reduction of an executive’s duties and responsibilities; or

Life Time Fitness, Inc. Proxy Statement    |    43

EXECUTIVE COMPENSATION (CONTINUED)

•

our assignment of duties and responsibilities to an executive that are materially inconsistent with the executive’s position and experience, which results in a material reduction in the executive’s duties, responsibilities or authority.

Awards granted before April 24, 2008, under the 2004 Plan, define “change of control” as consisting of any of the following events:

•

a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least a majority of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•

the consummation of a merger, tender offer or consolidation of our company with any other corporation, other than a merger or consolidation that would result in the voting securities of our company outstanding prior to the transaction continuing to represent at least 45% of the combined voting power of the voting securities of us or the surviving entity; or

•	the consummation of a sale of all or substantially all of the assets of our company, other than in connection with the sale-leaseback of our real estate.

The employment agreements, as well as awards granted after April 24, 2008 under the 2004 Plan, and awards granted under the 2011 Plan, define “change of control” as consisting of any of the following events:

•

a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least 50% of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•

the consummation of a merger or consolidation of our company with any other corporation or other entity, a statutory share exchange involving our capital stock, or a sale or other disposition of all or substantially all of our assets (other than in connection with a sale-leaseback of our company’s real estate) unless our shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied;

•	the acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; or

•	a plan to liquidate or dissolve our company.

The payment of an executive’s Target Salary under our employment agreements will be paid in equal installments in accordance with our regular payroll schedule commencing on the first regular payroll date after the date of executive’s termination of employment, provided that the amount equal to 1/2 of executive’s Target Salary that is otherwise payable in the first six months following the termination date shall not exceed the amount that would cause the payments to be considered a deferral of compensation under Section 409A.

Payment of severance benefits under our employment agreements, whether or not termination is in connection with a change of control, is conditioned upon the executive signing and not rescinding a global release of all claims against us, and remaining in compliance with his obligations under the employment agreement to (i) protect our confidential information, (ii) refrain from competing with us for 18 months (or 24 months in connection with a change of control) after his termination of employment, (iii) refrain from hiring any of our employees for 12 months after his termination of employment, and (iv) refrain from soliciting any of our customers or inducing any customer or supplier to stop doing business with us for 12 months after his termination of employment.

44    |    Life Time Fitness, Inc. Proxy Statement

COMPENSATION OF DIRECTORS

Non-employee directors are compensated for serving as directors with a grant of restricted stock, an annual stipend and annual chairperson and lead director fees, if applicable, and are also reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.

Director Compensation Table

The following table shows, for each of our non-employee directors, information concerning annual cash and long-term equity compensation earned for services in all capacities during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Giles H. Bateman	78,334	100,026	178,360
Jack W. Eugster	63,334	100,026	163,360
Guy C. Jackson	78,334	100,026	178,360
John K. Lloyd	63,334	100,026	163,360
Martha A. Morfitt	63,334	100,026	163,360
John B. Richards	73,334	100,026	173,360
Joseph S. Vassalluzzo	168,334	125,009	293,343
(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718 for the fiscal year ended December 31, 2013. The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the NYSE on the date of grant.

All stock awards granted to non-employee directors have been in the form of restricted stock issued under our 2004 Plan and 2011 Plan. Directors may vote and receive dividends, if any, on restricted shares that they hold; however, they are not entitled to receive dividends, if declared, until the underlying restricted shares vest. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which occurs when a director ceases to be a member of our board of directors for any reason other than death, total disability or retirement unless our board of directors determines otherwise. In the event of the death, total disability or retirement of a non-employee director prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the retired or disabled non-employee director or his or her estate. In addition, in the case of a non-employee director’s death, total disability or retirement or the occurrence of a change of control under our 2004 Plan and 2011 Plan (see “Employment Agreements and Accelerated Vesting of Equity Awards” section on page 40), all restricted shares outstanding to non-employee directors that have not previously vested or been forfeited will vest immediately.

The following table shows, for each of our non-employee directors, the aggregate number of stock awards outstanding as of December 31, 2013:

Name	Aggregate Stock Awards Outstanding as of 12/31/13(#)
Giles H. Bateman	4,524
Jack W. Eugster	4,524
Guy C. Jackson	4,524
John K. Lloyd	4,524
Martha A. Morfitt	4,524
John B. Richards	4,524
Joseph S. Vassalluzzo	5,654

Stipend

An annual stipend of $60,000 is paid to each non-employee director. The stipend is paid in cash quarterly after the end of each calendar quarter, in arrears.

Life Time Fitness, Inc. Proxy Statement    |    45

COMPENSATION OF DIRECTORS (CONTINUED)

Chairperson Fees

The chairpersons of our audit, compensation and finance committees each receive an annual payment of $15,000, and the chairperson of our governance and nominating committee receives an annual payment of $10,000. The annual committee chairperson fees are paid in cash quarterly after the end of each calendar quarter, in arrears.

Lead Director Fees

Our company’s non-employee lead director receives an additional fee of $90,000 annually. The lead director fee is paid in cash quarterly after the end of each calendar quarter, in arrears.

Restricted Stock

Each non-employee director who joins our board of directors receives an initial grant of restricted stock with a fair market value at grant date of $100,000 in connection with such a director becoming a member of our board of directors. The date of grant for such director is the date of such director’s election to our board of directors and the restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. We had no new non-employee directors in fiscal year 2013.

Each non-employee director, other than our lead director, receives an annual restricted stock grant with a fair market value at grant date of $100,000 on the date of our annual shareholder meeting, or the first day of the next open trading window. The grants lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Messrs. Bateman, Eugster, Jackson, Lloyd and Richards and Ms. Morfitt were each granted 2,166 shares of restricted stock on April 30, 2013.

Our lead director receives an annual restricted stock grant with a fair market value at grant date of $125,000 on the date of our annual shareholder meeting. The grants lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Mr. Vassalluzzo was granted 2,707 shares of restricted stock on April 30, 2013.

Other Compensation

For the fiscal year ended December 31, 2013, all non-employee directors were provided a payment equal to the value of a one year Life Time Fitness Diamond Family Membership, which is included in the “Fees Earned or Paid in Cash” column of the Director Compensation Table on page 45.

We reimburse all non-employee directors for out-of-pocket traveling expenses incurred in attending board and committee meetings.

46    |    Life Time Fitness, Inc. Proxy Statement

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs, as presented in the “Executive Compensation” section of this Proxy Statement, including the compensation tables and related narrative, and the description of our executive compensation in the “Compensation Discussion and Analysis” section on page 17 of this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section on page 17 our compensation committee’s philosophy is to provide compensation to our NEOs that aligns their interest with the long-term interests of our shareholders. In line with this philosophy, our executive compensation goals are to:

•	pay for performance;

•	attract and retain qualified talent;

•	motivate executives to improve the overall performance of our company; and

•	ensure compensation levels are externally competitive.

Shareholders are urged to read the “Compensation Discussion and Analysis” section on page 17, which more thoroughly discusses how our compensation programs implement our compensation philosophy. Our compensation committee and board of directors believe that these compensation programs are effective in implementing our compensation philosophy and in achieving its goals.

This vote is merely advisory and will not be binding upon our board of directors. However, our board of directors encourages all shareholders to vote their shares on this matter in order to express their opinions on our NEOs’ compensation packages.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Life Time Fitness, Inc. Proxy Statement    |    47

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 27, 2014 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the NEOs; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of February 27, 2014, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 42,583,104 shares of our common stock outstanding on February 27, 2014. The address for each executive officer and director is 2902 Corporate Place, Chanhassen, MN 55317.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Principal Shareholders:
Wasatch Advisors, Inc.(1) 150 Social Hall Avenue Salt Lake City, UT 84111	3,832,109	9.0%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,395,908	8.0%
Columbia Wanger Asset Management, LLC(3) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,048,500	7.1%
Kornitzer Capital Management, Inc.(4) 5420 West 61st Place Shawnee Mission, KS 66205	2,480,345	5.82%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	2,315,398	5.43%
FMR LLC(6) 245 Summer Street Boston, MA 02210	2,137,231	5.01%
Non-Employee Directors:
Giles H. Bateman	22,784	*
Jack W. Eugster	25,175	*
Guy C. Jackson	24,433	*
John K. Lloyd	18,875	*
Martha A. Morfitt	18,628	*

(continued on next page)

48    |    Life Time Fitness, Inc. Proxy Statement

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (CONTINUED)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
John B. Richards	8,915	*
Joseph S. Vassalluzzo	78,593	*
Named Executive Officers:
Bahram Akradi(7)	2,564,928	6.31%
Michael R. Robinson(8)	284,204	*
Jeffrey G. Zwiefel	130,686	*
Eric J. Buss	147,891	*
Tami A. Kozikowski	63,015	*
All current directors and executive officers as a group (13 persons)(9)	3,220,274	7.90%
*	Less than 1%

(1)	Based on information contained in a Schedule 13G filed with the SEC on February 13, 2014, reflecting the shareholder’s beneficial ownership as of December 31, 2013.

(2)

Based on information contained in a Schedule 13G filed with the SEC on January 29, 2014, reflecting the shareholder’s beneficial ownership as of December 31, 2013. BlackRock Inc. had sole voting power for 3,266,624 shares, shared voting power for 0 shares, sole dispositive power for 3,395,908 shares and shared dispositive power for 0 shares.

(3)

Based on information contained in a Schedule 13G filed with the SEC on February 6, 2014, reflecting the shareholder’s beneficial ownership as of December 31, 2013. Columbia Wanger Asset Management, LLC (“CWAM”) had sole voting power for 2,837,500 shares, shared voting power for 0 shares, sole dispositive power for 3,048,500 and shared dispositive power for 0 shares. CWAM does not directly own any shares of common stock, but serves as the investment advisor of various unregistered and registered investment companies. CWAM disclaims beneficial ownership of the reported shares.

(4)

Based on information contained in a Schedule 13G filed with the SEC on January 16, 2014, reflecting the shareholder’s beneficial ownership as of December 31, 2013. Kornitzer Capital Management, Inc. had sole voting power for 2,480,345 shares, shared voting power for 0 shares, sole dispositive power for 2,404,780 shares and shared dispositive power for 75,565 shares.

(5)

Based on information contained in a Schedule 13G filed with the SEC on February 12, 2014, reflecting the shareholder’s beneficial ownership as of December 31, 2013. The Vanguard Group had sole voting power for 61,060 shares, shared voting power for 0 shares, sole dispositive power for 2,257,238 shares and shared dispositive power for 58,160 shares. The shares reported by The Vanguard Group include: (i) 58,160 shares beneficially owned by its wholly owned subsidiary Vanguard Fiduciary Trust Company (“VFTC”) as a result of VFTC serving as investment manager of collective trust accounts; and (ii) 2,900 shares beneficially owned by its wholly owned subsidiary Vanguard Investments Australia, Ltd. (“VIA”) as a result of VIA serving as investment manager of Australia investment offerings.

(6)

Based on information contained in a Schedule 13G filed with the SEC on February 14, 2014, reflecting the shareholder’s beneficial ownership as of December 31, 2013. FMR LLC had sole voting power for 120,931 shares, shared voting power for 0 shares, sole dispositive power for 2,137,231 shares and shared dispositive power for 0 shares.

(7)

Includes the 60,000 shares held in a trust for the benefit of Mr. Akradi’s children. One of Mr. Akradi’s children is a co-trustee of the trust. Mr. Akradi disclaims beneficial ownership of these shares.

(8)	Includes 87,500 shares of common stock underlying options that are exercisable within 60 days of February 27, 2014.

(9)	Includes 87,500 shares of common stock underlying options issued to one executive officer that are exercisable within 60 days of February 27, 2014.

Life Time Fitness, Inc. Proxy Statement    |    49

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

In February 2007, our board of directors adopted a formal written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the SEC. This policy is reviewed annually. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person”:

•	transactions available to all employees or all shareholders of our company on the same terms; and

•

transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year, which is the threshold for disclosure of related person transactions under applicable SEC rules.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the committees deems appropriate.

Related Person Transaction Summary

Prior to the adoption of our related person transaction approval policy, our company entered into the transaction described below. We believe that the transaction set forth below was on terms no less favorable than we could have obtained from unaffiliated parties.

In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 100% interest. We paid $568,609 in rent in 2013 pursuant to this lease. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained at the time of transaction to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.

Other than the transaction set forth above, our company had no other transactions during fiscal 2013 which required review, approval or ratification under our related person transaction approval policy or where the related person transaction approval policy’s policies and procedures were not followed.

50    |    Life Time Fitness, Inc. Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 for compensation plans under which securities may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	215,668	(1)	$25.64	2,495,264	(2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	215,668		$25.64	2,495,264
(1)

This amount includes shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan. This amount does not include 15,146 shares that were subject to purchase under the Life Time Fitness, Inc. Employee Stock Purchase Plan for the purchase period ended December 31, 2013.

(2)

This amount includes 1,234,537 shares available for issuance pursuant to equity awards that could be granted in the future under the 2011 Plan and 1,260,727 shares available for issuance under the Life Time Fitness, Inc. Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of reports and written representations furnished to it, our company believes that during the fiscal year ended December 31, 2013, all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of our stock pursuant to Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Our Annual Report for the year ended December 31, 2013, including consolidated financial statements, is available on the Internet. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access these materials.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report for the year ended December 31, 2013, to be filed with the SEC for the fiscal year ended December 31, 2013, may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

By Order of the Board of Directors,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

Dated: March 10, 2014

Life Time Fitness, Inc. Proxy Statement    |    51

MAP AND DIRECTIONS

2014 Annual Meeting of Shareholders

April 24, 2014 — 11:00 a.m. CDT

2902 Corporate Place, Chanhassen, MN 55317

Directions from Minneapolis/St. Paul International Airport

(approximately 30-40 minutes):

•	Highway 5 towards Bloomington

•	Merge onto I-494 West (11.2 miles)

•	Take exit 11-C to merge onto Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Directions from downtown Minneapolis

(approximately 30-40 minutes):

•	35W South (5.4 miles)

•	Highway 62 West (4.9 miles)

•	212 West (3.1 miles)

•	212 turns into Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

LIFE TIME FITNESS, INC. 2902 CORPORATE PLACE CHANHASSEN, MN 55317

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M66552-P46919	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIFE TIME FITNESS, INC.
The Board of Directors recommends you vote FOR each of the following nominees in proposal 1:
1.	Election of Directors	For	Against	Abstain
	1a. Bahram Akradi	☐	☐	☐

	1b. Giles H. Bateman	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1c. Jack W. Eugster	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
	1d. Guy C. Jackson	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement.	☐	☐	☐
	1e. John K. Lloyd	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	1f. Martha A. Morfitt	☐	☐	☐

	1g. John B. Richards	☐	☐	☐		.

	1h. Joseph S. Vassalluzzo	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

M66553-P46919

LIFE TIME FITNESS, INC. Annual Meeting of Shareholders April 24, 2014 11:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby revokes all prior proxies and appoint(s) Bahram Akradi and Erik A. Lindseth, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Life Time Fitness, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM CDT on April 24, 2014, at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, MN 55317, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side